UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2012
EXOPACK HOLDING CORP.
(Exact name of registrant specified in its charter)

Delaware	333-136559	76-0678893
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3070 Southport Road, Spartanburg, SC	29302
(Address of principal executive offices)	(Zip Code)
Registrant's telephone, including area code: (864) 596-7140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (d) Resignation of Executive Officer; Appointment of Executive Officer; Election of Director

On February 3, 2012, Exopack Holding Corp. (the “Company”) announced the appointment of Christian B. Ragot as Chief Executive Officer and as a director of the Company, effective February 13, 2012. Mr. Ragot will fill an existing vacancy on the Company's Board of Directors created by the resignation of a former director on September 6, 2011. Tom Vale has served as the Company's Interim Chief Executive Officer since September 1, 2011 while also serving as the Company's President, Chief Operating Officer and Secretary. Mr. Vale will continue to fulfill his responsibilities as President, Chief Operating Officer and Secretary of the Company.

Mr. Ragot, age 53, previously served from August 2010 to February 2012 as President and Chief Executive Officer of Novariant, Inc., a technology-based company providing solutions in GPS and other positioning control systems. From January 2010 to July 2010, Mr. Ragot was a consultant advising several companies in various industries. From 2007 until December 2009, Mr. Ragot was President, Chief Executive Officer and a Director of Freightcar America, Inc. (NASDAQ:RAIL). Prior to joining Freightcar America as Chief Operating Officer in 2007, he served Terex Corporation in various executive capacities between 1999 and 2006, including Group President, Terex Utilities, Roadbuilding and Advance Mixers Group from 2003 to 2006. Prior thereto, Mr. Ragot served Ingersoll-Rand Company in various executive and management capacities between 1984 and 1999, including Vice President & General Manager. We believe that Mr. Ragot's background in business, including his extensive board and executive-level management experience and proven leadership and business capabilities all support the conclusion that he should serve as one of our directors. Mr. Ragot is a member of the board of directors of Columbus McKinnon Corporation (NASDAQ:CMCO). Mr. Ragot is also a member of the board of directors of Novariant, Inc. Mr. Ragot has no family relationship with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer of the Company.

Mr. Ragot will receive an annual base salary of $500,000, paid on a monthly basis. Mr. Ragot is eligible for a target incentive bonus of 55% of his base salary based on the earnings performance of the Company with a maximum bonus of up to 200% of his target bonus.

In connection with the Company's appointment of Mr. Ragot as Chief Executive Officer, the Company is negotiating the terms and conditions of a separation benefit agreement with Mr. Ragot. The separation benefit agreement is expected to be similar in content to separation benefit agreements currently in place with other executive officers of the Company. Mr. Ragot's separation benefit agreement is expected to provide that, in the event Mr. Ragot is terminated without cause or resigns for designated reasons within a negotiated period of time before or after a change of control of the Company's ultimate parent company, Mr. Ragot will be entitled to payment of his then-existing base salary for a negotiated period of time and an amount equal to the pro-rated bonus that Mr. Ragot would have earned for such period of time prior to his separation from the Company. Mr. Ragot's separation benefit agreement is expected to require Mr. Ragot to abide by certain non-competition and non-solicitation covenants, and any payments to which Mr. Ragot is entitled under the separation benefit agreement will be conditioned upon Mr. Ragot's compliance with such covenants. The Company will file Mr. Ragot's executed separation benefit agreement as an exhibit to its Form 10-K for the year ended December 31, 2011.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXOPACK HOLDING CORP.

Date: February 6, 2012	By:	/s/ Tom Vale
Name: Tom Vale
Title: President, Chief Executive Officer, Chief Operating Officer and Secretary